Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2026 relating to the financial statements of Northern Oil and Gas, Inc. and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE, LLP

Minneapolis, Minnesota

June 1, 2026